EXHIBIT 6.34


                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

                     dated as of the 23rd day of July, 1999

                                  by and among

                   1-800-AUTOTOW, INC., a Delaware Corporation

         1-800-AUTOTOW GULF COAST EAST, INC., a Florida Corporation, and

          L&W COLLISION, TOWING & RECOVERY, INC., a Florida Corporation


                                       and

                          the Stockholders named herein


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                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of the 23rd day of July 1999, by and among 1-800-AUTOTOW, INC., a Delaware corporation ("ATOW"), 1-800-AUTOTOW GULF COAST EAST, INC., a Florida corporation ("ATOWSUB"), L&W COLLISION, TOWING & RECOVERY, INC., a Florida corporation (the "COMPANY"), and the stockholders listed on Annex I (the "Stockholders"). The Stockholders listed are all the stockholders of the COMPANY. ATOW, ATOWSUB, the COMPANY and the Stockholders are each referred to in the Agreement as a PARTY and collectively as the PARTIES.

                                    RECITALS

         WHEREAS, the respective Boards of Directors of ATOW, ATOWSUB and the COMPANY deem it advisable and in the best interests of each of the corporations and their respective stockholders that the COMPANY merge with and into ATOWSUB pursuant to this Agreement and the applicable provisions of the laws of the State of Florida, such transaction sometimes being herein called the Merger;

         WHEREAS, the Boards of Directors of ATOW, ATOWSUB and the COMPANY have approved and adopted this Agreement which is intended to qualify as a reorganization described in Sections 354 and 356 of the Code;

         WHEREAS, all of the Parties hereto desire to enter into this Agreement to effectuate the Merger of the COMPANY with and into ATOWSUB, pursuant to all of the terms, conditions, representations, warranties, and covenants contained in this Agreement.

         NOW, THEREFORE, in consideration of the promises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the Parties hereto hereby agree as follows:

                              TERMS AND CONDITIONS

1. DEFINITIONS. For purposes of this Agreement, unless the context otherwise requires, the following capitalized words and phrases used in this Agreement shall have the meanings set forth below:

     1.1 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     1.2 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

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     1.3   "Agreement" has the meaning set forth in the first paragraph hereof.

     1.4   "ATOW" has the meaning set forth in the first paragraph hereof.

     1.5   "ATOWSUB" has the meaning set forth in the first paragraph hereof.

     1.6 "ATOW Shares" means any share of common stock, $.001 par value per share, of ATOW.

     1.7   "Balance Sheet Date" has the meaning set forth in Section 3.8.

     1.8   "Certificates" has the meaning set forth in the Section 2.12.1.

     1.9   "Charter Documents" has the meaning set forth in Section 3.1.

     1.10  "Closing" has the meaning set forth in Section 2.9.

     1.11  "Closing Date" has the meaning set forth in Section 2.9.

     1.12 "Closing Date Balance Sheet" has the meaning set forth in Section 2.14.2.

     1.13  "Code" means the Internal Revenue Code of 1986, as amended.

     1.14  "Commission" means the Securities and Exchange Commission.

     1.15  "Company" has the meaning set forth in the first paragraph hereof.

     1.16 "Company Shares" means any share of common stock, .001 par value per share, of the COMPANY.

     1.17  "Company's Subsidiaries" has the meaning set forth in Section 3.7.

     1.18  "Disclosure Schedule" has the meaning set forth in Section 3.

     1.19  "Draft Closing Date Balance Sheet" has the meaning set forth in
           Section 2.14.1.

     1.20  "Effective Time" has the meaning set forth in Section 2.3.

     1.21 "Employee Benefit Plan" means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

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     1.22  "Employee Pension Benefit Plan" has the meaning set forth in ERISA
           Section 3(2).

     1.23  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
           Section 3(1).

     1.24 "Employment Agreement, Consulting Agreements and Leases" have the meaning set forth in Section 7.10 and Exhibits thereunder.

     1.25 "Environmental, Health, and Safety Requirements" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     1.26  "Environmental Laws" has the meaning set forth in Section 3.12.

     1.27 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     1.28  "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     1.29  "Financial Statements" has the meaning set forth in Section 3.8.

     1.30 "GAAP" means the United States generally accepted accounting principles in effect from time to time.

     1.31 "FBCA" means Chapter 607 of the Florida Statutes, known as the Florida Business Corporation Act, as amended from time to time.

     1.32  "Indemnified Party" has the meaning set forth in Section 9.3.

     1.33  "Indemnifying Party" has the meaning set forth in Section 9.3.

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     1.34  "Intellectual Property" means: (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals); (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;
           (e) all computer software (including data and related documentation);
           (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

     1.35  "IRS" means the Internal Revenue Service.

     1.36 "Knowledge" as it applies to the Stockholders, means the actual knowledge of any of the Stockholders as it applies to ATOW and ATOWSUB shall mean the actual knowledge of its officers and directors.

     1.37 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not in any way limited to any liability for Taxes.

     1.38 "Material Adverse Effect" or "Material Adverse Change" means any change of effect that is materially adverse to the business, financial condition, results of operations or prospects for future business

     1.39  "Material Contract" has the meaning set forth in Section 3.14.

     1.40  "Merger" has the meaning set forth in Section 2.1.

     1.41  "Most Recent Financial Statements" has the meaning set forth in
           Section 3.8.

     1.42 "Most Recent Fiscal Quarter End" has the meaning set forth in Section 3.8.

     1.43  "Most Recent Fiscal Year End" has the meaning set forth in Section
           3.8.

     1.44 "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

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     1.45  "Ordinary  Course of Business"  means the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency.

     1.46 "Net Equity" has the meaning set forth in Section 2.13.2.1.

     1.47 "Party(ies)" has the meaning set forth in the first paragraph hereof.

     1.48 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     1.49 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, any other form of entity whatsoever, or a governmental entity (or any department, agency, or political subdivision thereof).

     1.50 "Private Placement Memorandum" means the private placement memorandum of ATOW relating to the ATOW Shares to be issued hereunder.

     1.51 "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     1.52  "Promissory Note" has the meaning set forth in Section 2.13.1.3.

     1.53  "Qualified Plan" has the meaning set forth in Section 3.17.5.

     1.54  "Reportable Event" has the meaning set forth in ERISA Section 4043.

     1.55  "Securities Act" means the Securities Act of 1933, as amended.

     1.56 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     1.57 "Security Interest" means any lien, claim, encumbrance, mortgage, hypothecation, pledge, or other security interest, excluding purchase money security interests arising in the Ordinary Course of Business and liens arising by operation of law for Taxes not yet due and payable.

     1.58  "Significant Customers" has the meaning set forth in Section 3.14.

     1.59 "Stockholders" has the meaning set forth in the first paragraph hereof.

     1.60  "Stockholders' Agreement" has the meaning set forth in Section
           2.13.1.2.

     1.61 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

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     1.62 "Surviving Corporation" has the meaning set forth in Section 2.1.

     1.63 "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, production, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or additions thereto, whether disputed or not, and whether or not accrued on the Financial Statements.

     1.64 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     1.65  "Third Party Claim" has the meaning set forth in Section 9.3.

     1.66  "Transaction" has the meaning set forth in Section 2.1.

     1.67  "Transaction Consideration" has the meaning set forth in Section
           2.13.1.

     1.68 "Transaction Consideration Adjustment" has the meaning set forth in Sections 2.13.2.1.

2.       TRANSACTION, TRANSACTION CONSIDERATION, CLOSING.

     2.1 Transaction. Upon the terms and subject to the conditions hereof and in accordance with the provisions of the Florida Business Corporation Act (the "FBCA"), the COMPANY shall be merged with and into ATOWSUB (the "Merger") and the separate existence of the COMPANY shall thereupon cease, and ATOWSUB, as the Surviving Corporation (the "Surviving Corporation"), shall continue to exist under and be governed by the FBCA (the "Transaction.")

     2.2 Effect of the Merger. At and after the Effective Time, the effect of the Merger shall, in all respects, be as provided in the FBCA. From and after the Effective Time, the Surviving Corporation shall continue to be a Florida corporation.

     2.3 Effective Time; Filing of Certificates of Merger. The Merger shall be effected by the filing at the time of the Closing, of the articles of merger, substantially in the form of Exhibit 2.3 attached hereto with the Secretary of the State of Florida in accordance with the provisions of the FBCA. The Merger shall become effective at the close of business on the date of such filing (the "Effective Time") and the Parties shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

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     2.4   Articles of Incorporation. At the Effective Time, the articles of incorporation of ATOWSUB, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.5 By-Laws. The by-laws of ATOWSUB, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable law.

     2.6 Directors and Officers. The directors and officers of ATOWSUB immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. At the Closing, the COMPANY shall cause to be delivered to ATOWSUB the written resignations of all of the directors and officers of the COMPANY, which resignations shall be unconditional and effective as of the Closing Date.

     2.7 Tax Consequences. It is intended by the Parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of Sections 354 and 356 of the Code.

     2.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further acts are necessary or desirable: (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Company acquired or to be acquired by reason of, or as a result of, the Merger; or (ii) otherwise to carry out the purposes of this Agreement, then the Stockholders shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all other acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of the Stockholders and the company to take any and all such actions.

     2.9 The Closing. The closing of the Transaction (the "Closing") shall mean execution of all relevant documents and subsequent payment of all funds dues. The Closing shall take place at a location in or near Tampa, Florida designated by ATOWSUB, commencing at 10:00 a.m. local time on July 23, 1999, or such other date or time as the Parties may mutually agree (the "Closing Date"). The execution of documents shall be subject to funding which shall occur at a later date.

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     2.10  Actions at the Closing. At the Closing: (i) the Stockholders shall convey the COMPANY Shares to ATOWSUB and deliver to ATOWSUB the various certificates, instruments, and the documents elsewhere in this Agreement; and (ii) ATOW shall deliver to the Stockholders the Transaction Consideration required to be delivered at the closing and the various certificates, instruments, and documents referred to elsewhere in this Agreement.

     2.11 No Dissenters' Rights. As the sole shareholders of the COMPANY, the Stockholders' approval and execution of this Agreement constitutes unanimous approval of the transactions contemplated herein and therefore neither the Stockholders, nor any other party, are entitled to dissenters' rights under the FBCA.

     2.12  Surrender of Certificates.

           2.12.1 Company's Shares. At the Closing, the Stockholders shall be required to surrender to ATOWSUB the certificates which immediately prior to the Effective Time represented all of the COMPANY's Shares (the "Certificate(s)") (together with stock powers endorsed to ATOWSUB). Until so surrendered, each Certificate which immediately prior to the Effective Time represented the COMPANY's Shares (other than shares held in the treasury) shall upon and after the Effective Time by virtue of the Merger be deemed for all purposes to represent and evidence only the right to receive the ATOW Shares determined in accordance with Section 2.13.1.2 and the Cash pursuant to Section 2.13.1.1, as provided in this Agreement. At the Effective Time, the stock transfer books of the COMPANY shall be closed and no transfer of the COMPANY's Shares shall thereafter be made.

           2.12.2 Dividends. No dividends or other distributions declared or made after the date of this Agreement with respect to the ATOW Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the ATOW Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the Certificate representing whole ATOW Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole ATOW Shares.

     2.13  Transaction Consideration.

           2.13.1 Transaction Consideration Composition and Payment. The aggregate transaction consideration (the "Transaction Consideration") shall be paid as follows:

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                      2.13.1.1   Cash. Five hundred thousand dollars
                                 ($500,000.00) on or before July 30, 1999,
                                 payable by certified, bank, or cashier's check delivered to the Stockholders, or by wire transfer of immediately available funds to an account designated by the Stockholders which account shall be so designated not less than three (3) business days prior to the date of Closing.

                      2.13.1.2 ATOW Shares. _________ shares of ATOW common stock issued at the Closing Date, to the respective Stockholders, equivalent to a value of $600,000.00 based on the average closing price for the five trading days prior to the Closing Date and the five trading days after the Closing Date less a 30 percent discount. The shares issued to the Stockholders will be restricted as to their sale subject to Rule 144 pending ATOW'S filing a registration statement that is expected to be no later than October 1999. The Stockholders will receive piggyback registration rights for the Shares valued at $600,000.00. The Shareholders shall receive 10% annual interest from August 1, 1999 on $600,00.00, with the first interest payment due November 1, 1999 and subsequent interest payments due the first day of every month thereafter, until such time as the stock is registered. Should the registration not become effective by March 30, 2000, ATOW shall pay the Shareholders the - principal amount and all accrued interest in six (6) equal monthly installments.

                      2.13.1.3 ATOW Shares. _____ shares issued at the Closing Date, to the respective Stockholders, equivalent to a value of $1,100,000.00 based on the average closing price for the five trading days prior to the Closing Date and the five trading days after the Closing Date less a 30 percent discount. The ATOW Shares received by the Stockholders shall not be transferable by the Stockholders other than: (i) by will, trust or intestate succession; or (ii) in accordance with applicable state and federal securities laws including, but not limited to, Rule 144.

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                      2.13.1.4   Conversion of Shares. Each share of capital
                                 stock of ATOWSUB issued and outstanding
                                 immediately prior to the Effective Time shall continue to represent one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation after the Merger. By virtue of the Merger and without any action on the part of the Stockholders thereof, the COMPANY Shares shall be converted into ATOW Shares as follows: ___________shares equivalent to a value of $1,700,000.00, based on the average closing price for the five trading days prior to the Closing Date and the five trading days after the Closing Date less a 30 percent discount.

           2.13.2     Potential Post-Closing Adjustments.

                    2.13.2.1 Computation of Adjustment. If the Closing Date Balance Sheet reflects Net Equity that is less than $388,119.00 then the Transaction Consideration shall be reduced dollar for dollar (a "Transaction Consideration Adjustment") by the amount by which such actual agreed upon Net Equity set forth in the Closing Date Balance Sheet is less than $388,119.00.

                    2.13.2.2 Satisfaction of Adjustment. If an adjustment is made pursuant to Section 2.13.2.1, ATOW shall receive within forty-five (45) days of the completion of the Closing Date, through a conveyance from the Stockholders to ATOW, from the ATOW Shares transferred to the Stockholders hereunder which have not yet become fully transferable, that number of ATOW Shares necessary to equal the Transaction Consideration Adjustment, utilizing the share value as computed in Section 2.13.1.2 above for such adjustment; provided, however, if no such ATOW Shares are available for such purpose, or not enough ATOW Shares are available for such purpose, ATOW shall receive the Transaction Consideration Adjustment in one (1) lump sum payment from the Stockholders. "Net Equity" shall be the fair market value of the COMPANY's tangible assets, less all liabilities of the ---------- COMPANY. Should net equity be more than $388,119.00, the COMPANY and/or its stockholders shall be entitled to receive additional shares at a price as computed in
                                 Section 2.13.1.2 above for such adjustment, provided, however, that if no such ATOW shares are available for such purpose or not enough ATOW shares are available, the shareholderss shall receive the Transaction Consideration Adjustment in one lump sum payment from ATOW.

     2.14  Preparation of Closing Date Balance Sheet.

           2.14.1     Initial Draft Closing Date Balance Sheet. Within ninety
                      (90) days after the Closing Date, ATOW will prepare and deliver to the Stockholders a draft balance sheet (the "Draft Closing Date Balance Sheet") of the COMPANY, taking into account the conversion of the COMPANY to a "C" corporation, as of the close of business on the Closing Date (after giving effect to all transactions occurring on the Closing Date other than the consummation of the transactions contemplated by this Agreement). ATOW will prepare the Draft Closing Date Balance Sheet in accordance with GAAP through application of the procedures used in preparing an end-of-year audited financial statement.

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           2.14.2     Closing Date Balance Sheet. If the Stockholders have any
                      objections to the Draft Closing Date Balance Sheet, the Stockholders will deliver a detailed statement describing their objections to ATOW within thirty (30) days after receiving the Draft Closing Date Balance Sheet. If the Stockholders do not deliver any such objections to ATOW within such thirty (30) day period, then the Draft Closing Date Balance Sheet shall be the "Closing Date Balance Sheet." The Parties shall use reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution within thirty (30) days after ATOW has received the statement of objections, the Parties shall select a "Big Six" accounting firm, other than their respective regular outside accounting firms, which is mutually acceptable to them to resolve any remaining objections. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. ATOW will revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.14.2. If any revisions are made to the Draft Closing Date Balance Sheet, pursuant to the preceding sentence, the Closing Date Balance Sheet shall mean the Draft Closing Date Balance Sheet together with any such revisions.

           2.14.3 Accounting Expenses. In the event the Parties submit any unresolved objections to an accounting firm for resolution as provided in Section 2.14.2, ATOW and the Stockholders will share equally the responsibility for the fees and expenses of the accounting firm.

     2.15 Stockholders Consent and Release. The Stockholders hereby consent to the Transaction and approve the execution and delivery of this Agreement and the transactions contemplated hereby. Effective as of the Effective Time, the Stockholders hereby release the COMPANY from any and all claims of the Stockholders, whether arising before or after the Effective Time, against the COMPANY, or Liabilities or obligations of the COMPANY to the Stockholders as a result of any Stockholders having served as a stockholders, director, officer, employee, or agent of the COMPANY.

3. REPRESENTATIONS AND WARRANTIES OF COMPANY AND STOCKHOLDERS.

     The COMPANY and each of the Stockholders jointly and severally represent and warrant that all of the following representations and warranties in this Section 3 are true at the date of this Agreement and shall be true at the time of the Closing, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"), and that such representations and warranties shall survive the Closing Date.

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     3.1   Organization. Each of the COMPANY and the subsidiaries of the COMPANY
           (the "COMPANY's Subsidiaries") set forth on Schedule 3.7 of the Disclosure Schedule is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted. Schedule 3.1 of the Disclosure Schedule contains a list of all jurisdictions in which the COMPANY is authorized or qualified to do business. True copies of the certificate of incorporation and bylaws, each as amended, of the COMPANY and each of the COMPANY's Subsidiaries (collectively, the "Charter Documents"), certified by the Secretary or Assistant Secretary of the COMPANY, are attached hereto as Schedule 3.1 of the Disclosure Schedule . A true copy of each certificate of incorporation included in the Charter Documents, certified by the Secretary of State or other appropriate authority of the state of incorporation of the COMPANY or the applicable Subsidiary of the COMPANY, as applicable, shall be delivered to ATOW at the Closing. Except as set forth on Schedule 3.1 of the Disclosure Schedule , the minute books of the COMPANY and each of the COMPANY's Subsidiaries, as heretofore made available to ATOW, are correct and complete in all material respects.

     3.2 Authorization. (i) The representatives of the COMPANY executing this Agreement have the authority to enter into and bind the COMPANY to the terms of this Agreement and (ii) the COMPANY has the full legal right, power and authority to enter into this Agreement and the Merger. The execution, delivery and performance of this Agreement by the COMPANY has been duly authorized and approved by its Board of Directors and no other corporate proceedings on the part of the COMPANY are necessary to authorize this Agreement and the transactions contemplated hereby. The COMPANY has given to the Stockholders any notice required to be given to the Stockholders under applicable law. This Agreement constitutes the valid and legally binding obligation of the COMPANY, enforceable in accordance with its terms and conditions.

     3.3 Capital Stock of the Company. The authorized capital stock of the COMPANY is 2,000,000 shares. All of the issued and outstanding shares of the capital stock of the COMPANY are owned by the Stockholders and in the amounts set forth in Annex I free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of the capital stock of the COMPANY have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Stockholders and further, such shares were offered, issued, sold and delivered by the COMPANY in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any past or present stockholders. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the COMPANY. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the COMPANY.

     3.4 Noncontravention of Company. Except as set forth in Schedule 3.4 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency or any other third party whatsoever, or court to which the COMPANY is subject, or any provision of the charter or bylaws of the COMPANY; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the COMPANY is a party or by which it is bound or to which any of its assets is subject or which would result in the imposition of any Security Interest upon any of its assets, which conflict, breach default, acceleration or right would have a Material Adverse Effect on the Stockholders or otherwise adversely affect the Stockholders' ability to consummate the transactions contemplated hereby. Except as set forth in Schedule 3.4 of the Disclosure Schedule, the Stockholders and the COMPANY do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party whatsoever in order for the Parties to consummate the transactions contemplated by this Agreement.

     3.5 Broker's Fees. The COMPANY has no Liability or obligation to pay any fees, expenses, or commissions to any professional representative, attorney, consultant, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     3.6 Title to Assets. Schedule 3.6 of the Disclosure Schedule contains a materially complete, true and materially correct list and brief description of each item of equipment and tangible asset having an original purchase cost or aggregate lease cost exceeding FIVE HUNDRED DOLLARS AND NO/100 ($500.00). The COMPANY has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, except for those assets disposed of in the Ordinary Course of Business after the date thereof, free and clear of all Security Interests.

     3.7 Subsidiaries. Schedule 3.7 of the Disclosure Schedule attached hereto lists the name of each of the COMPANY's Subsidiaries and sets forth the number of shares and class of the authorized capital stock of each of the COMPANY's Subsidiaries and the number of shares of each of the COMPANY's Subsidiaries which are issued and outstanding, all of which shares (except as set forth on Schedule 3.7) are owned by the COMPANY, free and clear of all liens, security interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. The COMPANY does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the COMPANY, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

     3.8 Financial Statements. The Stockholders have delivered to ATOW financial statements of the COMPANY consisting of (i) unaudited balance sheets, and related statements of income, as of and for the years ended December 31, 1996, 1997 1998. (December 31, 1998 being hereinafter referred to as the "Balance Sheet Date" and the "Most Recent Fiscal Year End") and (ii) the unaudited balance sheet and income statement (the "Most Recent Financial Statements"), as of and for the quarter ended [insert date] (the "Most Recent Quarter End") (Collectively referred to as "Financial Statements"). Such Financial Statements have been prepared in accordance GAAP applied on a consistent basis throughout the periods indicated, except as noted. Such balance sheets as of December 31, 1998, 1997 and 1996 present fairly the financial position of the COMPANY (and each of the COMPANY's Subsidiaries on a consolidated basis) as of the dates indicated thereon, and such statements of income present fairly the results of their combined operations for the periods indicated thereon; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments, which will not be material.

     3.9 Liabilities and Obligations. Schedule 3.9 of the Disclosure Schedule contains an accurate list with respect to the COMPANY and its Subsidiaries of:

           3.9.1 all liabilities which are reflected on the balance sheet of the COMPANY at the Balance Sheet Date;

           3.9.2 all liabilities of the COMPANY not reflected on the balance sheet of the COMPANY at the Balance Sheet Date exceeding $100.00 which either (i) should have properly been accrued on the balance sheet of the COMPANY as of the Balance Sheet Date in accordance with GAAP consistently applied, or (ii) are liabilities of the nature described in Section 3.12 and/or Section 3.18; and

           3.9.3 a summary description of the liability together with the following:

                      3.9.3.1 copies of all relevant documentation relating to litigation, arbitration or demand letters;

                      3.9.3.2 amounts claimed and any other action or relief sought;

                      3.9.3.3 name of claimant and all other parties to the claim, suit or proceeding;

                      3.9.3.4 the name of each court or agency before which such claim, suit or proceeding is pending; and

                      3.9.3.5 the date such claim, suit or proceeding was instituted.

     3.10 Accounts and Notes Receivable. Schedule 3.10 of the Disclosure Schedule contains an accurate list of the accounts and notes receivable of the COMPANY, including the COMPANY's Subsidiaries, as of the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date, and including receivables from and advances to employees and the Stockholders. Such accounts and notes are collectible in the amount shown on Schedule 3.10, net of reserves reflected in the balance sheet as of the Balance Sheet Date.

     3.11 Permits and Intangibles. The COMPANY and the COMPANY's Subsidiaries holds all valid licenses, franchises, permits and other governmental authorizations including permits, titles (including motor vehicle titles and current registrations), fuel permits, trademarks, trade names, patents, patent applications and copyrights, the absence of any of which would have a Material Adverse Effect. Schedule 3.11 of the Disclosure Schedule contains an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, provided that copyrights need not be listed unless registered. The COMPANY and the COMPANY's Subsidiaries have conducted and are conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or have a Material Adverse Effect upon the rights and benefits afforded to the COMPANY and the COMPANY's Subsidiaries by, any such licenses, franchises, permits or government authorizations.

     3.12 Environmental Matters. The COMPANY and the COMPANY's Subsidiaries have complied with and are in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to protection of the air, water or land or to the generation, storage, use, handling, transportation, treatment or disposal of solid wastes, hazardous wastes or hazardous substances (as such terms are defined in any applicable Environmental Law). The COMPANY and the COMPANY's Subsidiaries have obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of or otherwise handle solid wastes, hazardous wastes or hazardous substances and have reported, to the extent required by all Environmental Laws, all past and present sites owned and operated by the COMPANY or any of the COMPANY's Subsidiaries where solid wastes, hazardous wastes or hazardous substances have been treated, stored, used, disposed of or otherwise handled. There have been no releases, as defined in Environmental Laws at, from, under, in or on any property owned or operated by the COMPANY or any of the COMPANY's Subsidiaries except as permitted by Environmental Laws. There is no on-site or off-site location to which the COMPANY or any of the COMPANY's Subsidiaries has transported or disposed of solid wastes, hazardous wastes or hazardous substances or arranged for the transportation of solid wastes, hazardous wastes or hazardous substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the COMPANY, any of the COMPANY's

           Subsidiaries or ATOW and/or ATOWSUB for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. To the Knowledge of the COMPANY the COMPANY has no contingent liability in connection with any release of any solid waste, hazardous waste or hazardous substance into the environment. Schedule 3.12 of the Disclosure Schedule lists all releases of hazardous wastes or hazardous substances by the COMPANY.

     3.13 Real and Personal Property. Schedule 3.13 (a), (b), and (c) of the Disclosure Schedule contains an accurate list of (a) all real and personal property included (or that will be included) on the balance sheet of the COMPANY, (b) all other real and personal property of the COMPANY including the COMPANY's Subsidiaries with a value in excess of $500.00 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, and (c) all leases for real and personal property to which the COMPANY or any of its subsidiaries is a party involving real or personal property having a value in excess of $500.00, including in the case of (c) true copies of all such leases and including in all cases an indication as to which real and personal property is currently owned, or was formerly owned, by Stockholders or business or personal affiliates of the COMPANY or Stockholders. All of the trucks and other material machinery and equipment of the COMPANY and the COMPANY's Subsidiaries listed on Schedules 3.13(a) and (b) are in good working order and condition, ordinary wear and tear excepted. All leases set forth on Schedule 3.13(c) are in full force and effect and constitute valid and binding agreements on the COMPANY or a COMPANY Subsidiary, as applicable, and to the knowledge of the COMPANY, constitute valid and binding agreements on the other parties thereto (and their successors) thereto in accordance with their respective terms. All fixed assets used by the COMPANY and the COMPANY's Subsidiaries that are material to the operation of their respective businesses are either owned by the COMPANY or the COMPANY's Subsidiaries or leased under an agreement indicated on Schedule 3.13(c). Schedule 3.13 shall, without limitation, contain true copies of all title reports and title insurance policies received or owned by the COMPANY or the COMPANY's Subsidiaries.

     3.14  Significant Customers, Material Contracts and Commitments. Schedule
           3.14 of the Disclosure Schedule contains an accurate list of (i) those customers representing five percent (5%) or more of the COMPANY's revenues for the 12 months ended on the Balance Sheet Date, or who have paid to the COMPANY $25,000.00 or more over any four consecutive fiscal quarters in the three years ended on the Balance Sheet Date (the "Significant Customers") and (ii) all contracts requiring payment or performance by the COMPANY or any COMPANY

           Subsidiary in an amount or with a value in excess of $15,000.00 ("Material Contracts") to which the COMPANY or any of its Subsidiaries is a party or by which any of them or any of their respective properties are bound (a) as of the Balance Sheet Date and
           (b) entered into since the Balance Sheet Date, and in each case has delivered true copies of such agreements to ATOW. None of the COMPANY's including the COMPANY's Subsidiaries significant customers has cancelled or substantially reduced or, is currently attempting or threatening to cancel any Material Contract or substantially reduce utilization of the services provided by the COMPANY including the COMPANY's Subsidiaries, and the COMPANY and the COMPANY's Subsidiaries have complied with all material commitments and obligations pertaining to any Material Contract, and are not in default under any such Material Contract, and no notice of default has been received either orally or in writing. The COMPANY and the COMPANY's Subsidiaries have not been the subject of any election in respect of union representation of employees and are not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employees of the COMPANY or its Subsidiaries are represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation has ever occurred or is in progress. There is no pending or, to the COMPANY's knowledge, threatened labor dispute involving the COMPANY (including the COMPANY's Subsidiaries) and any group of its employees, nor has the COMPANY including the COMPANY's Subsidiaries experienced any labor interruptions over the past three years, and the COMPANY considers its relationship with employees to be good.

     3.15 Insurance. Schedule 3.15 of the Disclosure Schedule contains an accurate list as of the Balance Sheet Date of all insurance policies carried by the COMPANY including the COMPANY's Subsidiaries and, has delivered to ATOW an accurate list, attached to Schedule 3.15, of all insurance loss runs or worker's compensation claims received for the past three (3) policy years. Also attached to Schedule 3.15 are true copies of all policies currently in effect. Such insurance policies are currently in full force and effect and shall remain in full force and effect through the Closing Date. No insurance carried by the COMPANY including any of the COMPANY's Subsidiaries has ever been cancelled by the insurance COMPANY, and the COMPANY including such COMPANY's Subsidiaries has never submitted a written application for insurance and been denied coverage.

     3.16 Compensation; Employment Agreements. Schedule 3.16 of the Disclosure Schedule contains an accurate list showing all officers, directors and key managers of the COMPANY, including the COMPANY's Subsidiaries, listing all employment agreements with such officers, directors and key managers and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the Closing Date. The COMPANY has provided to ATOW true copies of any employment agreements for persons listed on Schedule 3.16. Since the Balance Sheet Date there have been no increases in the compensation payable or any special bonuses to any officer, director or key manager.

     3.17  Employee Benefits.

           3.17.1 Plans. Section 3.17 of the Disclosure Schedule lists each Employee Benefit or health and welfare plan that the COMPANY maintains or to which the COMPANY contributes.

           3.17.2 Compliance. Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with its terms and with the applicable requirements of ERISA, the Code, and other applicable laws.

           3.17.3 Reports and Descriptions. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of
                      Part 6 of Subtitle B of Title I of ERISA and of Code
                      Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

           3.17.4 Contributions. All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any pay period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the COMPANY. All premiums or other payments due for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

           3.17.5 Qualified Plan. Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and is intended to meet the requirements of a "qualified plan" under Code Section 401(a) meets such requirements and has received, within the last two (2) years, a favorable determination letter from the IRS.

           3.17.6 Market Value. The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

           3.17.7 Copies. The Stockholders have delivered to ATOW and ATOWSUB materially correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

           3.17.8 Maintenance of Plans. With respect to each Employee Benefit Plan that the COMPANY maintains, ever has maintained, or to which it contributes, ever has contributed, or ever has been required to contribute:

                      3.17.8.1 No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, threatened; and

                      3.17.8.2 There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than any Multiemployer Plan), other than routine claims for benefits, is pending or threatened. The COMPANY has no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

     3.18 Conformity with Law. The COMPANY including the COMPANY's Subsidiaries is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them which would have a Material Adverse Effect; and except to the extent set forth in Schedule 3.18 of the Disclosure Schedule, there are no claims, actions, suits or proceedings pending or, to the Knowledge of the COMPANY, threatened, against or affecting the COMPANY (including the COMPANY's Subsidiaries), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them which would have a Material Adverse Effect, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received. The COMPANY including all of the COMPANY's Subsidiaries has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which would have a Material Adverse Effect.

     3.19  Tax Matters.

           3.19.1 Tax Returns. The COMPANY has either filed all Tax Returns it was required to file or has obtained extensions of the due dates for such Tax Returns. All such Tax Returns were correct and complete in all material respects and were filed on a timely basis. All Taxes owed by the COMPANY (whether or not shown on any Tax Return) have been paid. The COMPANY currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where the COMPANY is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the COMPANY that arose in connection with any failure (or alleged failure) to pay any Tax.

           3.19.2 Withholding. The COMPANY has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholders, or other third party.

           3.19.3 No Disputes of Claims. No Stockholders or director or officer (or employee responsible for Tax matters) of the COMPANY expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the COMPANY either: (i) claimed or raised by any authority in writing; or (ii) as to which any of the Stockholders, directors and officers (and employees responsible for Tax matters) of the COMPANY has Knowledge based upon personal contact with any agent of such authority. Schedule 3.19.3 of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to the COMPANY for taxable periods since the incorporation of the COMPANY, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders have made available to ATOW and ATOWSUB materially correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the COMPANY and its Affiliates since the incorporation of the COMPANY. 1-800-AutoTow, Inc. acknowledges receipt of all necessary documents required by this section and waives any further compliance by Company.

           3.19.4 No Waivers. The COMPANY has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           3.19.5 No Special Circumstances. The COMPANY has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The COMPANY has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The COMPANY has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

           3.19.6 Powers of Attorney. Except as disclosed in Schedule 3.19.6 of the Disclosure Schedules the COMPANY has not executed any power of attorney with respect to its being represented in any matter before any tax authority.

           3.19.7 Subchapter S. The COMPANY has elected, by the unanimous consent of the Stockholders and is in compliance with all applicable legal requirements, to be taxed under Subchapter "S" of the Code and corresponding provisions under any applicable state and local tax laws, such elections are currently in full force and effect for the COMPANY. No action has been taken by the COMPANY or any Stockholders that may result in the revocation of any such elections. The COMPANY has no "Subchapter C earnings and profits" as defined in Section 1362(d) of the Code. The COMPANY has no "net unrealized built-in gain" as such term is defined in Sections 1374(d)(1) and 1374(d)(8) of the Code. The COMPANY has no Liability for the payment of any income Taxes under the Code or under Subchapter S of the Code.

           3.19.8     Audits of Tax Returns. Except as set forth on Schedule
                      3.19.8 of the Disclosure Schedule, no Tax Return of the COMPANY is currently under audit or examination by any taxing authority, and the COMPANY has not received a written notice stating the intention of any taxing authority to conduct such an audit or examination by the COMPANY. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. The revenue agents' report related to any prior audits and examinations are attached as part of Schedule
                      3.19.8 of the Disclosure Schedule.

           3.19.9 Period of Assessment. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

           3.19.10 Tax Agreements. The COMPANY is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

           3.19.11 Accounting Methods. There are no accounting method changes or proposed accounting method changes that could give rise to an adjustment after the Closing Date. The COMPANY will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code with respect to a change in method of accounting occurring before the Closing Date or comparable provisions of state, local or foreign tax law.

           3.19.12 Consents. The COMPANY has not filed a consent pursuant to or agreed to the application of Section 341(f) of the Code.

           3.19.13 Personal Holding Company. The COMPANY has not, during the five (5) year period ending on the Closing Date, been a personal holding COMPANY within the meaning of Section 541 of the Code.

           3.19.14 Consolidated Tax Returns. The COMPANY has never filed or been included in any combined or consolidated Tax return with any other person or been a member of an affiliated group filing a consolidated federal income Tax Return.

     3.20 Absence of Changes. Since the Balance Sheet Date, there has not been with respect to the COMPANY and the COMPANY's Subsidiaries:

           3.20.1 any event or circumstance (either singly or in the aggregate) which would constitute a Material Adverse Effect;

           3.20.2 any change in its authorized capital, or securities outstanding, or ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

           3.20.3 any declaration or payment of any dividend or distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock, except any declaration of dividends payable by any COMPANY Subsidiary to the COMPANY;

           3.20.4 any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by it to any of its respective officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees (other than the Stockholders) in accordance with past practice;

           3.20.5 any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, nor has the COMPANY entered into any collective bargaining agreement that would have a Material Adverse Effect;

           3.20.6 any distribution, sale or transfer, or any agreement to sell or transfer any material assets, property or rights of any of its respective business to any person, including, without limitation, the Stockholders and their affiliates, other than distributions, sales or transfers in the ordinary course of business to persons other than the Stockholders and their Affiliates;

           3.20.7 any cancellation, or agreement to cancel, any indebtedness or other obligation owing to it, including without limitation any indebtedness or obligation of any Stockholders or any affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 3.20.7 of the Disclosure Schedule unless specifically listed thereon;

           3.20.8 any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           3.20.9 any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire any property, rights or assets outside of the Ordinary Course of Business;

           3.20.10    any waiver of any of its material rights or claims;

           3.20.11 any transaction by it outside the ordinary course of their respective businesses;

           3.20.12 any change, modification, cancellation or termination of a Material Contract;

           3.20.13 any permitted the imposition of any security interest on any of the COMPANY's assets, tangible or intangible;

           3.20.14 any delay or postponement the payment of any Liability outside the Ordinary Course of Business;

           3.20.15 any material damage, destruction or loss (whether or not covered by insurance) to its property;

           3.20.16 any change made or authorized in the article or bylaws of the COMPANY, other than as required herein;

           3.20.17 any adoption, amendment, modification, or termination of any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees, or taken any such action with respect to any other Employee Benefit Plan, other than as contemplated herein;

           3.20.18    any pledge to make any charitable contribution; or

           3.20.19 any change in any method of accounting or accounting principle, estimate or practice.

     3.21 Deposit Accounts; Powers of Attorney. Schedule 3.21 of the Disclosure Schedule contains an accurate list as of the date of the Agreement, of:

           3.21.1 the name of each financial institution in which the COMPANY has accounts or safe deposit boxes;

           3.21.2     the names in which the accounts or boxes are held;

           3.21.3     the type of account and account number; and

           3.21.4 the name of each person authorized to draw thereon or have access thereto.

     Schedule 3.21 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the COMPANY or any of the COMPANY's Subsidiaries and a description of the terms of such power.

     3.22 Representations and Warranties of Stockholders. Each Stockholders jointly and severally represents and warrants that the representations and warranties set forth below are true as of the date of this Agreement shall be true on the Closing Date, and that such representations and warranties as made on the Closing Date shall survive said Closing Date.

     3.23 Authority; Ownership. Such Stockholders has the full legal right, power and authority to enter into this Agreement. Such Stockholders owns beneficially and of record all of the shares of the COMPANY stock identified on Annex I as being owned by such Stockholders, and, except as set forth on Schedule 3.23 of the Disclosure Schedule, such COMPANY Stock is owned free and clear of all liens, encumbrances and claims of every kind.

     3.24 Tax Status. None of the Stockholders are a "nonresident alien individual" or "foreign corporation" for purposes of Code Section 897(a)(1).

     3.25 Preemptive Rights. Such Stockholders does not have, or hereby waives, any preemptive or other right to acquire shares of COMPANY Stock or ATOW Shares that such Stockholders has or may have had other than rights of any Stockholders to acquire ATOW Shares pursuant to (i) this Agreement or (ii) any option granted by ATOW.

4.   REPRESENTATIONS OF ATOW AND ATOWSUB.

     ATOW and its subsidiary ATOWSUB represent and warrant that all of the following representations and warranties are true at the date of this Agreement and shall be true at the time of the Closing Date and that such representations and warranties shall survive the Closing Date.

     4.1 Organization. ATOW is duly organized, validly existing and in good standing under the laws of the State of Delaware. ATOWSUB is duly organized and in good standing under the laws of the State of Florida. Both are duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on their business in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a Material Adverse Effect.

     4.2 ATOW Shares. The ATOW Shares to be delivered to the Stockholders on the Closing Date shall constitute valid and legally issued shares of ATOW, fully paid and nonassessable, and except as set forth in this Agreement, will be owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind created by ATOW, and will be legally equivalent in all respects to the ATOW Shares issued and outstanding as of the date hereof. The ATOW Shares to be issued to the Stockholders pursuant to this Agreement will not be registered under the Securities Act.

     4.3 Validity of Obligations. The execution and delivery of this Agreement, the Employment Agreements the Consulting Agreements and the Leases by ATOW and ATOWSUB and the performance by ATOW and ATOWSUB of the transactions contemplated herein or therein have been or will be duly and validly authorized by the Boards of Directors of ATOW and ATOWSUB, and this Agreement, the Employment Agreements, the Consulting Agreements and the Leases have been or will be duly and validly authorized by all necessary corporate action, duly executed and delivered and are or will be legal, valid and binding obligations of ATOW and ATOWSUB, enforceable against ATOW and ATOWSUB in accordance with their respective terms.

     4.4 Authorization. The representatives of ATOW and ATOWSUB executing this Agreement have the corporate authority to enter into and bind ATOW and ATOWSUB to the terms of this Agreement. ATOW and ATOWSUB have the full legal right, power and authority to enter into this Agreement and the Merger.

     4.5 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated by and the fulfillment of the terms hereof and thereof will not:

           4.5.1 conflict with, or result in a breach or violation of, the certificate of incorporation or bylaws of ATOW and ATOWSUB;

           4.5.2 materially conflict with, or result in a material default (or would constitute a default but for any requirement of notice or lapse of time or both) under any document, agreement or other instrument to which ATOWSUB is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of ATOWSUB's properties pursuant to (i) any law or regulation to which ATOWSUB or any of its property is subject, or (ii) any judgment, order or decree to which ATOWSUB is bound or any of its property is subject; or

           4.5.3 result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of ATOWSUB.

     4.6 Subsidiaries. ATOWSUB does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity. ATOWSUB is not, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

     4.7 Conformity with Law. ATOW and ATOWSUB are not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them which would have a Material Adverse Effect. There are no claims, actions, suits or proceedings, pending or, to the Knowledge of ATOWSUB, threatened, against or affecting ATOWSUB, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over either of them and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which would have a Material Adverse Effect.

5.   COVENANTS PRIOR TO CLOSING.

     5.1 Access and Cooperation; Due Diligence. Between the date of this Agreement and the Closing Date, the COMPANY will afford to the officers and authorized representatives of ATOW and ATOWSUB access to all of the COMPANY's, including the COMPANY's Subsidiaries, key employees, sites, properties, books and records and will furnish ATOW with such additional financial and operating data and other information as to the business and properties of the COMPANY, including the COMPANY's Subsidiaries, as ATOW may from time to time reasonably request. The COMPANY will cooperate with ATOW and ATOWSUB, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement. ATOW, ATOWSUB, the Stockholders and the COMPANY will treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations as confidential in accordance with the provisions of Section 12 hereof.

     5.2 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, the COMPANY will, and will cause the COMPANY's Subsidiaries to:

           5.2.1 carry on its respective businesses in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

           5.2.2 maintain its respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

           5.2.3 perform all of its respective obligations under agreements to which it is a party relating to or affecting its respective assets, properties or rights;

           5.2.4 subject to Section 5.6, keep in full force and effect present insurance policies or other comparable insurance coverage;

           5.2.5 use best efforts to maintain and preserve its business organization intact, retain its respective present employees and maintain its respective relationships with suppliers, customers and others having business relations with it;

           5.2.6 maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities; and

           5.2.7 maintain compliance with all present debt and lease instruments and not enter into new or amended debt or lease instruments over $15,000.00, without the knowledge and consent of ATOWSUB, which consent shall not be unreasonably withheld.

     5.3 Prohibited Activities. Between the date of this Agreement and the Closing Date, the COMPANY has not and, without the prior written consent of ATOWSUB, will not:

           5.3.1 make any change in its articles of incorporation or bylaws;

           5.3.2 issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind other than in connection with the exercise of options or warrants listed on Schedule 5.3.2 of the Disclosure Schedule;

           5.3.3 declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

           5.3.4 enter into any contract (including any contract to provide services to customers) or commitment or incur or agree to incur any liability or make any capital expenditures, except if (i) it is in the Ordinary Course of Business or
                      (i) when aggregated with all other such contracts, commitments, liabilities and capital expenditures not in the normal course of business consistent with past practice, it involves an amount not in excess of $15,000.00;

           5.3.5 increase the compensation payable or to become payable to any officer, director, Stockholders, employee or agent, or make any bonus or management fee payment to any such person, except (i) bonuses to employees (other than the Stockholders or their affiliates) consistent with past practice and (ii) increases in salaries and commissions payable to employees (other than to Stockholders and their affiliates), provided that neither the salary nor the commission payable to any employee may increase to a level higher than one hundred FIVE percent (105%) of such employee's current salary or bonus, whichever is applicable;

           5.3.6 create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (i) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $15,000.00 necessary or desirable for the conduct of the businesses of the COMPANY (including the COMPANY's Subsidiaries), or (ii) liens set forth on
                      Schedule 5.3.6 of the Disclosure Schedule or (iii) liens for taxes either not yet due or material men's, mechanics', workers', repairmen's, employees' or other like liens arising in the Ordinary Course of Business;

           5.3.7 sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the Ordinary Course of Business;

           5.3.8 negotiate for the acquisition of any business or the start-up of any new business;

           5.3.9 merge or consolidate or agree to merge or consolidate with or into any other corporation;

           5.3.10 waive any material rights or claims of the COMPANY, provided that the COMPANY may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included in Schedule 5.3.10 of the Disclosure Schedule unless specifically listed thereon;

           5.3.11 commit a material breach or amend or terminate any Material Contract, or material permit, license or other right of the COMPANY, or make or terminate any election involving Taxes which would in any way adversely affect the tax liability of the COMPANY or ATOWSUB following the Merger in any taxable period; or

           5.3.12 enter into any other transaction outside the Ordinary Course of Business or prohibited hereunder.

     5.4 No Shop. None of the Stockholders, COMPANY, any of the COMPANY's Subsidiaries nor any agent, officer, director or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly:

           5.4.1 solicit or initiate the submission of proposals or offers from any person or,

           5.4.2      participate in any discussions pertaining to; or

           5.4.3 furnish any information to any person other than ATOW or ATOWSUB relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the COMPANY or a merger, consolidation or business combination of the COMPANY.

     5.5 Notice to Bargaining Agents. The COMPANY shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide ATOW with proof that any required notice has been sent.

     5.6 Termination of Plans and Policies. The COMPANY shall terminate all plans and policies listed in Schedule 5.6 of the Disclosure Schedules.

     5.7   Notification of Certain Matters.

           5.7.1 The Stockholders and the COMPANY shall give prompt notice to ATOW of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the COMPANY or the Stockholders contained herein to be untrue or inaccurate in any material respect on or prior to the Closing Date and (ii) any material failure of any Stockholders or the COMPANY to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder with respect to the occurrence in the Ordinary Course of Business of any event which would cause Schedules 3.11, 3.12 or 3.15 to be incorrect.

           5.7.2 ATOW and ATOWSUB shall give prompt notice to the COMPANY of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of ATOW and ATOWSUB contained herein to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of ATOWSUB to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

           5.7.3 The delivery of any notice pursuant to this Section 5.7 shall not be deemed to (i) modify the representations or warranties hereunder of the Party delivering such notice, which modification may only be made pursuant to Section 5.8; (ii) modify the conditions set forth in Sections 6 and 7; or (iii) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     5.8 Amendment of Schedules. Each Party hereto agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules, provided however, that supplements and amendments to Schedules 3.11,
           3.12 and shall only have to be delivered at the Closing, unless such Disclosure Schedule is to be amended to reflect an event occurring other than in the Ordinary Course of Business. In the event that the COMPANY amends or supplements a Disclosure Schedule pursuant to this
           Section 5.8, and ATOW does not consent to the effectiveness of such amendment or supplement at or before the Closing, this Agreement shall be deemed terminated by mutual consent as set forth in Section 12.1(i) hereof. In the event that ATOW amends or supplements a Disclosure Schedule pursuant to this Section 5.8 and COMPANY does not consent to the effectiveness of such amendment or supplement at or before the Closing, this Agreement shall be deemed terminated by mutual consent as set forth in Section 10.1.4 hereof. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6.1 and
           7.1 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 5.8. If ATOW and the COMPANY do not consent to the effectiveness of such amendment or supplement at or before the Closing, this Agreement shall be deemed terminated by mutual consent as set forth in Section 10.1.4 hereof. For purposes of this Section 5.8, ATOW shall be deemed to have given its consent to the effectiveness of any amendment or supplement to a Disclosure Schedule if ATOW does not notify COMPANY of its disapproval within 3 business days after ATOW is notified of such amendment or supplement, and COMPANY shall be deemed to have given its consent to the effectiveness of any amendment or supplement to a Disclosure Schedule if COMPANY does not notify ATOW of its disapproval within 3 business days after COMPANY is notified of such amendment or supplement.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF STOCKHOLDERS AND COMPANY. The obligations of the Stockholders and the COMPANY with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Sections 6.1 and 6.5.

     6.1 Representations and Warranties; Performance of Obligations. All representations and warranties of ATOW and ATOWSUB contained in
           Section 6 shall be true and correct in all material respects as of the Closing Date. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by ATOW and ATOWSUB on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of ATOW shall have been delivered to the Stockholders.

     6.2 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be satisfactory to the COMPANY and its counsel.

     6.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of the COMPANY as a result of which the management of the COMPANY deems it inadvisable to proceed with the transactions hereunder.

     6.4 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of COMPANY as a result of which COMPANY deems it inadvisable to proceed with the transactions hereunder.

     6.5 No Material Adverse Change. No event or circumstance shall have occurred which would constitute a ATOW or ATOWSUB Material Adverse Effect; and the COMPANY shall have received a certificate signed by ATOW dated the Closing Date.

     6.6 Employment Agreements, Consulting Agreements and Leases. ATOW or ATOWSUB shall have entered the Employment Agreements, Consulting Agreements and Leases.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF ATOW and ATOWSUB. The obligations of ATOW and ATOWSUB with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the conditions set forth in Sections 7.1 and 7.4.

     7.1 Representations and Warranties; Performance of Obligations. All the representations and warranties of the Stockholders and the COMPANY contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Stockholders and the COMPANY on or before the Closing Date shall have been duly performed or complied with in all material respects; and the Stockholders shall have delivered to ATOW a certificate dated the Closing Date and signed by them to such effect.

     7.2 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of ATOW or ATOWSUB as a result of which the management of ATOW deems it inadvisable to proceed with the transactions hereunder.

     7.3 Examination of Final Financial Statements. Prior to the Closing Date, ATOW shall have had sufficient time to review the unaudited consolidated balance sheets of the COMPANY for the fiscal quarters beginning after the Balance Sheet Date, and the unaudited consolidated combined statement of income, cash flows and retained earnings of the COMPANY for the fiscal quarters beginning after the Balance Sheet Date, disclosing no Material Adverse Change in the combined financial condition of the COMPANY or the results of their operations from the financial statements as of the Balance Sheet Date.

     7.4 No Material Adverse Effect. No event or circumstance shall have occurred which would constitute a Material Adverse Effect; and ATOW shall have received a certificate signed by the Stockholders dated prior to the Closing Date to such effect.

     7.5 Stockholders' Release. The Stockholders shall have delivered to ATOW immediately prior to the Closing Date an instrument releasing the COMPANY from any and all claims of the Stockholders against the COMPANY and obligations of the COMPANY to the Stockholders, excluding liability for certain vehicles for which Walter Terenik holds a valid lien.

     7.6 Satisfaction. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to ATOW.

     7.7 Termination of Related Party Agreements. All existing agreements between the COMPANY and the Stockholders or business or personal affiliates of the COMPANY or Stockholders, other than those set forth on Schedule 7.7 of the Disclosure Schedules shall have been cancelled.

     7.8 Consents and Approvals. All necessary consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; the COMPANY shall have obtained and delivered to ATOW such additional consents to the Merger as ATOW may reasonably request including, without limitation, ATOW's receipt on or prior to the Closing Date of those licenses, franchises, permits or governmental authorizations set forth on Schedule 3.11 of the Disclosure Schedules pursuant to Section 3.11, or assurances reasonably acceptable to it that such licenses, franchises, permits or governmental authorizations will be received on the Closing Date or that the failure to receive such licenses, franchises, permits or governmental authorizations on the Closing Date will not adversely affect its ability to conduct the business of the COMPANY as conducted prior to the Closing Date; and no action or proceeding shall have been instituted or threatened to restrain or prohibit the Merger and no governmental agency or body shall have taken any other action or made any request of ATOW or ATOWSUB as a result of which ATOW deems it inadvisable to proceed with the transactions hereunder.

     7.9 Good Standing Certificates. The COMPANY shall have delivered to ATOW a certificate, dated as of a date no later than five (5) days prior to the Closing Date, duly issued by the appropriate governmental authority in the COMPANY's state of incorporation and, unless waived by ATOW, in each state in which the COMPANY is authorized to do business, showing the COMPANY is in good standing and authorized to do business and that all state franchise and/or income Tax Returns and Taxes due by the COMPANY for all periods prior to the Closing have been filed and paid. 1-800-AutoTow waives this provision.

     7.10 Employment Agreements, Consulting Agreements and Leases. Each of the persons listed on Schedule 7.10(a) of the Disclosure Schedule shall have entered into an employment agreement with ATOWSUB substantially in the form of Exhibit 7.10(a) (each an "Employment Agreement"), each of person listed on Schedule 7.10(b) shall have entered into a consulting agreement with ATOWSUB substantially in the form of
           Exhibit 7.10(b) (each a "Consulting Agreement"), and each of the Stockholders listed on Schedule 7.10(c) shall have entered into leases with ATOWSUB substantially in the form attached Exhibit 7.10(c) (collectively the "Leases").

     7.11 Repayment of Indebtedness. Prior to the Closing Date, the Stockholders shall have repaid the COMPANY, including the COMPANY's Subsidiaries, in full all amounts owing by the Stockholders to the COMPANY, including the COMPANY's Subsidiaries.

     7.12 Insurance. ATOW and ATOWSUB shall be named as additional named insured on, or alternatively the insurer shall have been notified of the Merger and shall have confirmed in writing that the Surviving Corporation will be an insured under, each of the COMPANY's insurance policies.

8. POST-CLOSING COVENANTS AND SPECIAL TAX MATTERS.

     8.1 Tax Returns. The Stockholders shall be responsible for preparing and filing all income or franchise Tax Returns of the COMPANY relating to periods of time prior to the Closing Date. ATOWSUB will be responsible for preparing and filing all income and franchise Tax Returns of the COMPANY relating to periods after the Closing. After the Closing, ATOWSUB will provide, or cause to be provided, to the Stockholders, without charge, any information that may reasonably be requested by the Stockholders in connection with the preparation of any Tax Returns relating to the time period prior to the Closing Date. The Stockholders will provide ATOWSUB and ATOW with an opportunity to review and comment on such Tax Returns (including any amended returns). The Stockholders will take no positions on the Tax Returns of the COMPANY that relate to the tax period prior to the Closing Date that could adversely affect the COMPANY after the Closing. The income of the COMPANY will be apportioned to the period up to the Closing Date and the period from and after the Closing Date in accordance with the provisions of Section 1362(e)(6)(D) of the Code by closing the books of the COMPANY as of the close of business on the last calendar day immediately preceding the Closing Date.

     8.2 Release from Guarantees. Shareholders shall be released from all personal guarantees on or before September 30, 1999. ATOW shall have the Stockholders released from any and all guarantees on any obligations of the COMPANY that they have personally guaranteed for the benefit of the COMPANY (including the COMPANY's Subsidiaries), with all such guarantees on indebtedness being paid or assumed by ATOWSUB.

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

9.   INDEMNIFICATION.

     The Stockholders and ATOWSUB each make the following covenants that are applicable to them, respectively:

     9.1 General Indemnification by the Stockholders. The Stockholders covenant and agree that they, jointly and severally will indemnify, defend, protect and hold harmless ATOWSUB, the COMPANY and the Surviving Corporation at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by ATOWSUB, the COMPANY or the Surviving Corporation as a result of or arising from (i) any breach of the representations and warranties of the Stockholders or the COMPANY set forth herein or on the schedules, exhibits or certificates delivered in connection herewith or (ii) any nonfulfillment of any agreement on the part of the Stockholders or the COMPANY under this Agreement.

     9.2 Indemnification by ATOWSUB. ATOWSUB covenants and agrees that it will indemnify, defend, protect and hold harmless the COMPANY and the Stockholders at all times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the COMPANY and the Stockholders as a result of or arising from (i) any breach by ATOWSUB of its representations and warranties set forth herein or on the schedules, exhibits or certificates delivered herewith; (ii) any nonfulfillment of any agreement on the part of ATOWSUB under this Agreement; (iii) any liabilities which the COMPANY or the Stockholders may incur due to ATOWSUB's failure to be responsible for the liabilities and obligations of the COMPANY (except to the extent that ATOWSUB has claims against the Stockholders by reason of such liabilities). ATOWSUB shall pay down all corporate debts which are personally guaranteed by Shareholders by 30% within ten (10) business days after Closing.

     9.3 Third Person Claims. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

           9.3.1 Defense by Indemnifying Party. The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within five (5) business days after the Indemnified Party has given notice of the Third Party Claim that the

                      Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim;
                      (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party's indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom of practice adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

           9.3.2 Settlement. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.3.1: (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably) and any such settlement must include a complete release of the Indemnified Party.

           9.3.3      Conditions. In the event any of the conditions in Section
                      9.3.1 is or becomes unsatisfied, however: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses); and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

     9.4 Exclusive Remedy. The indemnification provided for in this Section 9 shall be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement.

     9.5 Minimum Indemnification. ATOW and ATOWSUB shall not be entitled to any indemnification pursuant to Section 9.1, and the Stockholders shall not be entitled to any indemnification pursuant to Section 9.2, unless the Adverse Consequences, which occur or are incurred by the applicable Party, exceed, in the aggregate, [THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00)]; provided, however, if such sum does exceed [THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00)], the amount of the indemnification shall include such [THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00)].

     9.6 Special Contest Rights Related to Tax Matters. The Stockholders shall have the sole right (but not the obligation) to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to any Tax Return of the COMPANY involving only periods prior to the Closing. The Stockholders shall not agree to compromise or settle any proceeding with respect to any Tax Return of the COMPANY which will impact any period subsequent to the Closing without the consent of ATOW. Except as expressly provided to the contrary in this Section 9.6, ATOWSUB shall have the sole right (but not the obligation) to control, defend, settle, compromise, or prosecute in any manner an audit, examination, investigation, hearing or other proceeding with respect to any Tax Return of the COMPANY.

     9.7 Special Notification Requirements Regarding Tax Disputes. ATOWSUB and the COMPANY shall promptly forward to the Stockholders all written notifications and other written communications from any tax authority received by ATOWSUB or the COMPANY relating solely to any periods prior to the Closing of the COMPANY, and ATOWSUB and the COMPANY shall execute or cause to be executed any power of attorney or other document or take such actions as requested by the Stockholders to enable the Stockholders to take any action Stockholders deem appropriate with respect to any proceedings relating thereto.

     9.8 Refunds. A Party receiving a refund, credit or similar offset (or the benefit thereof) with respect to Tax effectively paid by another party shall immediately pay an amount equal to such refund, credit, offset or benefit (including any interest thereon) to the party that effectively paid the Tax with respect to which the refund, credit, offset or benefit relates. A Party entitled to a deduction on account of a Tax effectively paid by another party shall pay an amount equal to any Taxes saved by reason of such deduction to the party that effectively bore the economic cost of the Tax with respect to which such deduction relates, such amount to be paid immediately after such saving is realized.

     9.9 Optional Payment With Shares. Any Stockholders may make any payment to ATOW required by this Section 9 by tendering shares of ATOW Shares obtained by such Stockholders pursuant to Section 2 of this

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

           Agreement, with shares so tendered being valued at fair market value on the trading day prior to the day the indemnification obligation is paid. No Stockholders will be entitled to make payment with any other shares of ATOW Shares.

10.  TERMINATION OF AGREEMENT.

     10.1 This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing, without liability to either Party unless termination occurs as a result of a breach of a representation or warranty:

           10.1.1 by mutual consent of the boards of directors of ATOW, ATOWSUB and the COMPANY;

           10.1.2 at or before the Closing, by the Stockholders or COMPANY, on the one hand, or by ATOW, ATOWSUB, on the other hand, if the Closing has not been completed by July 31, 1999, time being of the essence, unless the failure of such completion is due to the willful failure of the Party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

           10.1.3 at or before the Closing, by the Stockholders or COMPANY, on the one hand, or by ATOW, ATOWSUB, on the other hand, if a material breach or default shall be made by the other in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and such default shall not have been cured and shall not reasonably be expected to be cured on or before the Closing Date;

           10.1.4     at or before the Closing, pursuant to Section 5.8.

11.  NONCOMPETITION.

     11.1 Prohibited Activities. The Stockholders shall enter into a non-competition agreement. Zinna Terenik shall enter into an agreement in the form of 11 A attached hereto. Walter Terenik shall enter into an employment contract with ATOW which shall set forth the applicable terms and conditions of the non-competition agreement therein.

     11.2 Damages. Because of the difficulty of measuring economic losses to ATOW or ATOWSUB as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to ATOW and/or ATOWSUB for which it would have no other adequate remedy, each Stockholders agrees that the foregoing covenant may be enforced by ATOW or ATOWSUB, in the event of breach by such Stockholders, by injunctions and restraining orders.

     11.3 Reasonable Restraint. It is agreed by the Parties hereto that the foregoing covenants in this Section 11 impose a reasonable restraint on the Stockholders in light of the activities and business of ATOWSUB on the date of the execution of this Agreement and the current plans of ATOW and ATOWSUB; but it is also the intent of ATOW, ATOWSUB and the Stockholders that such covenants be construed and enforced in accordance with the changing activities and business of ATOWSUB throughout the term of this covenant.

           It is further agreed by the Parties hereto that, in the event that any Stockholders who has entered into an Employment Agreement shall thereafter cease to be employed thereunder, and such Stockholders shall enter into a business or pursue other activities not in competition with ATOWSUB and/or any subsidiary thereof, or similar activities or business in locations the operation of which, under such circumstances, does not violate clause Section 11.1.1 , and in any event such new business, activities or location are not in violation of this Section 11 or of such Stockholders's obligations under this Section 11, if any, such Stockholders shall not be chargeable with a violation of this Section 11 if ATOW or ATOWSUB shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

     11.4 Severability; Reformation. The covenants in this Section 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     11.5 Independent Covenant. All of the covenants in this Section 11 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholders against ATOWSUB whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by ATOWSUB of such covenants. It is specifically agreed that the period of five (5) years stated at the beginning of this Section 11, during which the agreements and covenants of each Stockholders made in this
           Section 11 shall be effective, shall be computed by excluding from such computation any time during which such Stockholders is in violation of any provision of this Section 11. The covenants contained in this Section 11 shall not be affected by any breach of any other provision hereof by any Party hereto, except that upon ATOWSUB's admission in writing, or a final judicial determination which is not the subject of appeal or further appeal by ATOWSUB, that ATOWSUB has materially breached a Stockholders's Employment Agreement (if applicable), and ATOWSUB's failure to cure such material breach within 30 days of such admission or final judicial determination, whichever is applicable, then the covenants contained in this Section 11 with respect to such Stockholders will expire. The covenants contained in this Section 11 shall have no effect if the transactions contemplated by this Agreement are not consummated.

     11.6 Materiality. The COMPANY and the Stockholders hereby agree that this covenant is a material and substantial part of this transaction.

12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

     12.1 Stockholders. The Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of the COMPANY, ATOW and/or ATOWSUB, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's, ATOW's and/or ATOWSUB's respective businesses. The Stockholders agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of ATOWSUB, (b) following the Closing Date, as required in the course of performing their duties for ATOWSUB, and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 12.1; provided, further, that confidential information shall not include (i) such information which becomes known to the public generally through no fault of the Stockholders,
           (ii) information required to be disclosed by law or the order of any governmental authority, provided that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall, if possible, give prior written notice thereof to ATOWSUB and provide ATOWSUB with the opportunity to contest such disclosure, or (iii) the disclosing Party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing Party. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this section, ATOW and ATOWSUB shall be entitled to an injunction restraining such Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting ATOW and ATOWSUB from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     12.2 ATOW and ATOWSUB. ATOW and ATOWSUB recognize and acknowledge that it had in the past and currently has access to certain confidential information of the COMPANY, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the COMPANY's business. ATOW and ATOWSUB agree that, prior to the Closing, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the COMPANY, (b) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 12.2, unless (i) such information becomes known to the public generally through no fault of ATOW or ATOWSUB (ii) disclosure is required by law or the order of any governmental authority, provided that prior to disclosing any information pursuant to this clause (ii), ATOW and ATOWSUB shall, if possible, give prior written notice thereof to the COMPANY and the Stockholders and provide the COMPANY and the Stockholders with the opportunity to contest such disclosure, or (iii) the disclosing Party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing Party. Upon termination of this Agreement prior to the Closing Date for any reason other than the material breach or default of any Stockholders or COMPANY, ATOW and ATOWSUB will return to COMPANY all documents containing confidential information of COMPANY that were provided to ATOW or ATOWSUB by COMPANY or Stockholders and all summaries, abstractions, projections, pro formas or like material prepared by ATOW or ATOWSUB incorporating such confidential information. In the event of a breach or threatened breach by ATOW or ATOWSUB of the provisions of this section, the COMPANY and the Stockholders shall be entitled to an injunction restraining ATOW and ATOWSUB from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the COMPANY and the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     12.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 12.1 and 12.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the Parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     12.4 Survival. The obligations of the Parties under this Article 12 shall survive the termination of this Agreement.

13.  TRANSFER RESTRICTIONS.

     13.1  Transfer Restrictions. Except for transfers as set forth in Section
           13.2 below to persons or entities who agree to be bound by the restrictions set forth in this Section 13.1, for a period of one year from the Closing Date none of the Stockholders shall (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of (a) any ATOW Shares received by the Stockholders in the Merger, or (b) any interest (including, without limitation, an option to buy or sell) in any such ATOW Shares, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any ATOW Shares or any interest therein, the intent or effect of which is to reduce the risk of owning the ATOW Shares acquired pursuant to Section 2 hereof (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The certificates evidencing the ATOW Shares delivered to the Stockholders pursuant to Section 2 of this Agreement will bear a legend substantially in the form set forth below and containing such other information as ATOW may deem necessary or appropriate:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SHARES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SECURITIES MAY NOT BE SOLD, OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED WITHOUT ONE OF THE FOLLOWING:

     (i) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURTIES ACT, OR

     (ii) AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT SUCH REGISTRATION IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

         The restrictions set forth herein shall not pertain to the transfers set forth in Section 2.13.1.2 above.

     13.2 Permitted Transferees. Notwithstanding the provisions of Section 13.1, a Stockholders shall have the right to transfer some or all of the ATOW shares to any one or more of the following, provided that the transferee agrees to be bound (in a form satisfactory to ATOW and its counsel) by the terms and conditions of this Agreement with respect to any further transfer of such shares: (i) any family member of a Stockholders (including, without limitation, any transfer to a custodian under any gift to minors statute), with family members being defined as any spouse, lineal descendant or ancestor of a Stockholders), (ii) any trust which is for the benefit of one or more family members of a Stockholders and (iii) any corporation, partnership, limited liability COMPANY or other entity (a) of which a majority of the interests therein by value is owned by the Stockholders and members of the Stockholders's family, and (b) which is and continues to be controlled by the Stockholders and members of the Stockholders's family for the period set forth in Section 13.1.

14.  FEDERAL SECURITIES ACT REPRESENTATIONS.

     The Stockholders acknowledge that the ATOW Shares to be delivered to the Stockholders pursuant to this Agreement have not been and will not be registered under the Securities Act and therefore may not be resold without compliance with the Securities Act. The ATOW Shares to be acquired by such Stockholders pursuant to this Agreement is being acquired solely for their own respective accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

     14.1 Compliance with Law. The Stockholders covenant, warrant and represent that none of the ATOW Shares issued to such Stockholders will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations of the Commission. All the ATOW Shares shall bear the following legend in addition to the legend required under Section 13 of this Agreement:

     THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND APPLICABLE SECURITIES LAWS.

     14.2 Accredited Investors; Economic Risk; Sophistication. Each Stockholders represents and warrants that such Stockholders is an "accredited investor," as that term is defined in Regulation D promulgated by the Commission under the Securities Act. The Stockholders are able to bear the economic risk of an investment in the ATOW Shares acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the ATOW Shares. The Stockholders or their respective purchaser representatives have had an adequate opportunity to ask questions and receive answers from the officers of ATOW and ATOWSUB concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the current and proposed officers and directors of ATOW and ATOWSUB, the plans for the operations of the business of ATOW and ATOWSUB, the business, operations and financial condition of the COMPANY, and any plans for additional acquisitions and the like.

15.  GENERAL.

     15.1  Cooperation. The COMPANY, Stockholders, ATOW and ATOWSUB shall each
           (i) attempt in good faith (without being required to incur unreasonable expense) to cause all conditions to actions to be taken on the Closing Date to be satisfied, and (ii) deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement. The COMPANY will cooperate and use its reasonable efforts to have the present officers, directors and employees of the COMPANY cooperate with ATOWSUB on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     15.2 Successors and Assigns. This Agreement and the rights of the Parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the Parties hereto, the successors of ATOWSUB, and the heirs and legal representatives of the Stockholders.

     15.3 Entire Agreement. This Agreement including the Disclosure Schedules, Exhibits, Certificates and Annexes delivered herewith and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the COMPANY, ATOW and ATOWSUB and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the Parties hereto enforceable in accordance with its terms. Except as otherwise stated herein, this Agreement, Disclosure Schedules, Exhibits,

           Certificates and the Annexes hereto may be modified or amended only by a written instrument executed by the Stockholders, the COMPANY, ATOW and ATOWSUB, acting through their respective officers, duly authorized by their respective Boards of Directors. Any disclosure made on any schedule delivered pursuant hereto shall be deemed to have been disclosed for purposes of any other schedule required hereby.

     15.4  Counterparts. This Agreement may be executed simultaneously in two
           (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     15.5 Brokers and Agents. Each Party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such Indemnifying Party.

     15.6 Expenses. Whether or not the transactions herein contemplated shall be consummated, (i) ATOWSUB will pay the fees, expenses and disbursements of ATOWSUB and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by ATOWSUB under this Agreement, and (ii) the Stockholders will pay from personal funds and not from COMPANY funds, the fees, expenses and disbursements of their counsel and accountants for the Stockholders and the COMPANY incurred in connection with the subject matter of this Agreement. The Stockholders shall pay all sales, use, transfer, recording, gains, stock transfer and other similar taxes and fees incurred in connection with the transactions contemplated by this Agreement. The Stockholders shall file all necessary documentation and Tax Returns with respect to such Taxes. In addition, each Stockholders acknowledges that he, and not the COMPANY or ATOWSUB, will pay all Taxes due upon receipt of the consideration payable to such Stockholders pursuant to Section 2 hereof. Notwithstanding the foregoing, any of the above fees, expenses or disbursements fairly attributable to the COMPANY but payable by the Stockholders and incurred prior to the Closing may be paid from COMPANY funds rather than from personal funds of the Stockholders, provided that the Stockholders provide to ATOWSUB, prior to the Closing, a detailed statement setting forth the type and amount of all such fees, expenses or disbursements so paid, and, provided further, that the aggregate amount of same shall be deducted, on a dollar-for-dollar basis, from the amount of cash into which the COMPANY Stock shall be converted pursuant to Section 2.13.1.4 hereof.

     15.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and may be given by depositing the same

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
           in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to such party (in the case of a Stockholders) or to an officer, general partner, member or trustee of such party (in the case of parties other than Stockholders).

(a)      If mailed to ATOW addressed to it at:

                  1-800-AutoTow, Inc.
                  1301 North Congress Ave., Suite 330
                  Boynton Beach, FL 33426
                  Attn:  Joel B. Nagelmann, Chief Executive Officer

(b)      If mailed to ATOWSUB addressed to it at:

                  1-800-AutoTow, Inc.
                  1301 North Congress Ave., Suite 330
                  Boynton Beach, FL 33426
                  Attn:  Joel B. Nagelmann, Chief Executive Officer

         with copies to:

                  Delmer C. Gowing III, PA
                  101 S.E. 6th Ave.
                  Delray Beach, FL 33483
                  Attn:  Delmer C. Gowing III, Esq.

(c) If mailed to the Stockholders, addressed to them at their addresses set forth on Annex I, with copies to such counsel as is set forth with respect to each Stockholders on such Annex I;

(d)      If mailed to the COMPANY, addressed to it at:

and marked "Personal and Confidential" with copies to:


or to such other address or counsel as any Party hereto shall specify pursuant to this Section 15.7 from time to time. Notices mailed as specified above will be effective upon delivery to the specified address; notices by personal delivery will be effective upon actual receipt by the Party or an officer, general partner, member or trustee of the Party, as applicable.

     15.8 Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to laws concerning choice of law or conflicts of law. All disputes arising out of this Agreement or the obligations of the Parties hereunder, including disputes that may arise following termination of this Agreement, shall be resolved by arbitration in accordance with the Commercial Rules of the American Arbitration Association. Arbitration venue shall be Miami, Florida where judgment upon the award rendered by the Arbitrator(s) may be entered by a court of competent jurisdiction.

     15.9 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the Parties made herein, or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby and any examination on behalf of the Parties.

     15.10 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     15.11 Time. Time is of the essence with respect to this Agreement.

     15.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     15.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     15.14 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


WITNESS:                            1-800-AUTOTOW, INC.

/s/ Delmer Gowing                   /s/ Joel B. Nagelmann
--------------------                ----------------------
Delmer Gowing                       Joel B. Nagelmann
                                    President


WITNESS:                            1-800-AUTOTOW GULF COAST EAST, INC.

/s/ Delmer Gowing                   /s/ Steven B. Teeters
--------------------                ----------------------
Delmer Gowing                       Steven B. Teeters
                                    Treasurer


WITNESS:                            L&W COLLISION, TOWING &
                                    RECOVERY, INC.

/s/ JZE                             /s/ Walt Terenik
--------------------                ----------------------
JZE                                 Walt Terenik
                                    President

WITNESS:                            Stockholder:

/s/ JZE                             /s/ Zinna Terenik
--------------------                ----------------------
JZE                                 Zinna Terenik

WITNESS:                            Stockholder:

/s/ JZE                             /s/ Walt Terenik
--------------------                ----------------------
JZE                                 Walt Terenik

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